SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Rapid7, Inc.

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April 25, 2016

To our stockholders:

We are pleased to invite you to attend our 2016 Annual Meeting of Stockholders to be held on Monday, June 13, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, located at 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report and a form of proxy card or voting instruction card. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Thank you for your ongoing support of and continued interest in Rapid7. We look forward to seeing you at the Annual Meeting.

Sincerely,

Corey Thomas

President, Chief Executive Officer and Director

RAPID7, INC.

100 Summer Street

Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2016

To the Stockholders of Rapid7, Inc.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rapid7, Inc., a Delaware corporation (the “Company”) will be held on Monday, June 13, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, located at 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116, for the following purposes:

1.	To elect the three nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2019 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.	To conduct any other business properly brought before the Annual Meeting (including adjournments, continuations and postponements thereof).

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Peter Kaes

Corporate Secretary

Boston, Massachusetts

April 25, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

RAPID7, INC.

100 Summer Street

Boston, Massachusetts 02110

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Rapid7, Inc. (the “Board”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rapid7, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Monday, June 13, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, located at 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015, are being distributed and made available on or about April 25, 2016. As used in this Proxy Statement, references to “we,” “us,” “our,” “Rapid7” and the “Company” refer to Rapid7, Inc. and our consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 14, 2016.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Monday, June 13, 2016 at 10:00 a.m. local time at the offices of Cooley LLP, located at 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 41,877,563 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2016, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2016, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to hold office until the 2019 Annual Meeting of Stockholders; and
•	Ratification of selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. For the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial the number found on the Notice or the printed proxy card that may be delivered to you using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 12:00 a.m., Eastern Time, on June 13, 2016 to be counted.

•

To vote through the Internet, go to www.envisionreports.com/RPD to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 12:00 a.m., Eastern Time, on June 13, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote through the Internet, over the telephone, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under applicable rules but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each of the three nominees for director and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Secretary at 100 Summer Street, Boston, Massachusetts 02110.

•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent to change those instructions.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 26, 2016, to our Secretary c/o Rapid7, Inc., 100 Summer Street, Boston Massachusetts, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Secretary, in writing, not later than the close of business on March 15, 2017 nor earlier than the close of business on February 13, 2017. However, if our 2017 Annual Meeting of Stockholders is not held between May 14, 2017 and July 13, 2017, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes and, with respect to the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, votes “FOR,” “AGAINST” and abstentions. For Proposal 2, an abstention will have the same effect as an “AGAINST” vote. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Three nominees receiving the most “FOR” votes from the holders of shares present and entitled to vote	None	None

2	Ratification of the Selection of KPMG LLP as our Independent Registered Public Accounting Firm	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 41,877,563 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2016. If elected at the Annual Meeting, each of these nominees would serve until the 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting

Corey Thomas, age 40, has served has served as our President and Chief Executive Officer and as a member of our Board since October 2012. From November 2008 to September 2012, Mr. Thomas held various other roles at Rapid7, including serving as Chief Operating Officer. Mr. Thomas received a B.E. in electrical engineering and computer science from Vanderbilt University and a M.B.A. from Harvard Business School. Our Board believes that Mr. Thomas’ financial and business expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve on our Board.

Timothy McAdam, age 48, has served as a member of our Board since November 2011. Since June 2010, Mr. McAdam has served as a General Partner of Technology Crossover Ventures and has been in the venture capital industry since 1991. Mr. McAdam currently serves on the board of directors of Alarm.com Holdings, Inc., a publicly traded cloud-based home automation and security company, and FinancialForce.com, Inc., a cloud-based applications company. Mr. McAdam received a B.A. in Classics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Our Board believes Mr. McAdam’s expertise as an investor in technology companies qualifies him to serve on our Board.

J. Benjamin Nye, age 50, has served as a member of our Board since August 2008. Mr. Nye is a Managing Director and leads the technology and infrastructure investing efforts for Bain Capital Venture Partners, LLC, which he joined in October 2004. Mr. Nye has also served as the Chief Executive Officer of VMTurbo, Inc., a software company that provides virtualization management solutions for control cloud and virtualized environments, since September 2013. Mr. Nye served as a director of SolarWinds, Inc., a publicly traded software company, from December 2005 until May 2015. He also serves on the board of directors of several private companies, including AppNeta, Inc., ObserveIT, Inc., ZeroTurnaround, Inc., SevOne, Inc. and VMTurbo, Inc. Mr. Nye received a B.A. in government from Harvard College and a M.B.A. from Harvard Business School. Our Board believes that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, qualifies him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2017 Annual Meeting

Benjamin Holzman, age 41, has served as a member of our Board since August 2008. Mr. Holzman is currently a consultant and entrepreneur in the software industry. From July 2007 to December 2015, Mr. Holzman worked at Bain Capital Venture Partners, LLC, where he served most recently as a Managing Director. Mr. Holzman received a B.S.E. in biomedical and electrical engineering from Duke University and a M.B.A. from the MIT Sloan School of Management. Our Board believes that Mr. Holzman’s extensive experience with a wide range of technology companies qualifies him to serve on our Board.

John Sweeney, age 58, has served as a member of our Board since May 2010. Since July 2013, Mr. Sweeney has served as the Chief Executive Officer of SevOne, Inc., a network performance management software company. He has also served as an Operating Partner at Bain Capital Venture Partners, LLC since March 2013. Previously, Mr. Sweeney was the Chief Executive Officer at Axeda Corporation, a provider of cloud-based service and software for managing connected products and implementing innovative machine-to-machine applications, from January 2011 to April 2013. He attended the Stanford University Executive Program and received a B.S. in management from Bridgewater State College. Our Board believes that Mr. Sweeney’s experience in the technology industry qualifies him to serve on our Board.

Directors Continuing in Office Until the 2018 Annual Meeting

Michael Berry, age 53, has served as a member of our Board since November 2012. Since September 2015, Mr. Berry has served as the Senior Vice President and Chief Financial Officer for FireEye, Inc., a provider of security software and services. From November 2014 to September 2015, Mr. Berry served as the Executive Vice President and Chief Financial Officer of Informatica Corporation, a provider of data integration software. From October 2013 to October 2014, Mr. Berry served as Chief Financial Officer of IO Data Centers. Previously, Mr. Berry served as Executive Vice President and Chief Financial Officer of SolarWinds, Inc., a developer of information technology infrastructure management software, from November 2011 to October 2013, after joining SolarWinds as Senior Vice President and Chief Financial Officer in March 2010. Mr. Berry received a B.A. in finance from Augsburg College and a M.B.A. in finance from the University of St. Thomas. Our Board believes that Mr. Berry’s financial expertise and experience in the software and technology industries qualify him to serve on our Board.

Alan Matthews, age 58, has served as the chairman of our Board since July 2008. Mr. Matthews co-founded Rapid7 in July 2000 and was employed in various capacities at Rapid7 until October 2009, including as our Chief Executive Officer from April 2004 to July 2009. Our Board believes that Mr. Matthew’s deep understanding of our products and technology and his role as a co-founder of our Company qualify him to serve on our Board.

Christopher Young, age 44, has served as a member of our Board since January 2011. He has been the Senior Vice President and General Manager of the Intel Security Group at Intel Corporation since October 2014. Mr. Young joined Intel from Cisco Systems, Inc., where he was Senior Vice President of the Security and Government Group from November 2011 to September 2014. Prior to Cisco, he held executive roles at VMware, Inc., a provider of cloud and virtualization software and services, RSA, an information security company, and America Online, Inc. He received a B.A. in Public Policy from Princeton University and a M.B.A. from Harvard Business School. Our Board believes that Mr. Young’s extensive experience in the information security industry qualifies him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under NASDAQ Stock Market (“NASDAQ”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Berry, Holzman, Matthews, McAdam, Nye, Sweeney and Young. In making this determination, the Board found that none of these directors or nominees for director had a material relationship or other disqualifying relationship with us or our major stockholders. Mr. Thomas is not an independent director by virtue of his employment with us.

Board Leadership Structure

The Board has an independent chair, Mr. Matthews, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board of Directors met seven times during 2015. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Berry	X *
Benjamin Holzman	X
Timothy McAdam		X
Alan Matthews			X
J. Benjamin Nye		X *
John Sweeney	X		X
Corey Thomas
Christopher Young			X *
Total meetings in fiscal 2015	6	5	0

*	Committee Chairman

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or disapproves transactions between the Company and any related persons; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Messrs. Berry, Holzman and Sweeney. The Audit Committee met six times during 2015. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.rapid7.com.

Under Rule 10A-3 under the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in Rule 5605(c) of NASDAQ listing rules and Rule 10A-3 as follows:

(1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our Board has determined that each of Messrs. Berry, Holzman and Sweeney are independent directors under NASDAQ listing rules and under Rule 10A-3 under the Exchange Act.

The Board has also determined that Mr. Berry qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Berry’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for publicly and privately held companies. This designation does not impose on Mr. Berry any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,

Michael Berry

Benjamin Holzman

John Sweeney

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of two directors: Messrs. McAdam and Nye. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing rules). The Compensation Committee met five times during 2015. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.rapid7.com.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;

•	evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;

•

establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management; and

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and NASDAQ requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ, the Compensation Committee engaged Radford (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant had no conflicts of interest in connection with its provisions of services to the Compensation Committee. Specifically, the Compensation Committee engaged the Consultant to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers, directors and other senior management against compensation for similarly situated executives at our peer group companies. Our management did not have the ability to direct the Consultant’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the

Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The Compensation Committee delegated to Mr. Thomas the authority to grant stock options and restricted stock units to employees (other than executive officers) and consultants within specified guidelines and procedures set by the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board and developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Matthews, Sweeney and Young. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The Nominating and Corporate Governance Committee did not formally meet during 2015, but had several informal meetings during 2015. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.rapid7.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Rapid7, Inc., 100 Summer Street, Boston, Massachusetts 02110 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Stockholder communications will be reviewed by the Secretary of the Company, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Ethics

We have adopted the Rapid7, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available on our website at http://investors.rapid7.com. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

In May 2015, the Board documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at http://investors.rapid7.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been engaged by the Audit Committee to audit our financial statements since 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014 by KPMG LLP.

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,867,854	$450,000

Audit-related Fees	-	-

Tax Fees(2)	$325,692	$60,642

All Other Fees(3)	$2,550	$2,550

Total Fees	$2,196,096	$513,192

(1)

Represents fees billed for professional services provided in connection with the annual audit of our financial statements, the review of our quarterly financial statements, the review of our registration statement on Form S-1 and other matters related to our initial public offering, as well as consultations on accounting matters directly related to the audit, comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Represents fees billed for professional services provided for tax compliance, advice and planning.

(3)	Represents fees billed for access to online accounting research software applications and data.

All auditor fees must be approved by our Audit Committee and all fees described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers.

Name	Title
Corey Thomas	President, Chief Executive Officer and Director
Steven Gatoff	Chief Financial Officer
Richard Moseley	Senior Vice President, Global Sales
Lee Weiner	Chief Product Officer

Corey Thomas. Biographical information for Mr. Thomas is included above with the director biographies under the caption “Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting.”

Steven Gatoff, age 48, has served as our Chief Financial Officer since February 2013. Prior to joining Rapid7, Mr. Gatoff was Senior Vice President and Chief Financial Officer at iPass Inc., a cloud-based mobility management platform, from May 2009 to February 2013. He is a CPA and received a B.S. in business administration and accounting from the University of Vermont and a M.B.A. from Columbia University.

Richard Moseley, age 50, has served as our Senior Vice President, Global Sales since January 2015. From August 2013 to December 2014, Mr. Moseley served as our Vice President of International Sales. Prior to joining Rapid7, he was the Vice President, Data Protection for Europe, the Middle East and Africa and Asia Pacific at Quest Software, an enterprise application management solutions provider, from July 2000 to June 2013. He received a B.Sc. double degree in law and accounting from Oxford Brookes University in England.

Lee Weiner, age 42, has served as our Chief Product Officer since March 2016. From March 2013 to March 2016, Mr. Weiner served as our Senior Vice President, Products & Engineering. From June 2012 to March 2013, Mr. Weiner served as our Vice President of Products. From October 2008 to June 2012, Mr. Weiner served as Vice President, Products at LogMeIn, Inc., a provider of cloud-based remote connectivity solutions. Mr. Weiner received a B.A. in communications from the University of Massachusetts.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 31, 2015 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

This table is based upon information supplied by our named executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to the table and subject to common property laws where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. Applicable percentages are based on 41,540,400 shares of common stock outstanding on December 31, 2015, adjusted as required by the rules promulgated by the SEC.

Except as otherwise noted below, the address for persons listed in the table is c/o Rapid7, Inc., 100 Summer Street, Boston, Massachusetts 02110.

	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (%)
5% Stockholders:
Entities affiliated with Technology Crossover Ventures(1)	9,438,043	22.7
Entities affiliated with Bain Capital Venture Partners, LLC(2)	8,981,231	21.6
John Devine(3)	3,292,191	7.9
Alan Matthews	3,192,191	7.7
Factor Advisors, LLC(4)	2,333,538	5.6

Named Executive Officers and Directors:
Corey Thomas(5)	1,388,599	3.3
Steven Gatoff(6)	277,750	*
Lee Weiner(7)	137,499	*
Richard Moseley(8)	67,404	*
Michael McKee(9)	74,511	*
Michael Berry(7)	62,708	*
Benjamin Holzman(10)	—	—
Timothy McAdam(11)	9,438,043	22.7
J. Benjamin Nye(12)	8,981,231	21.6
John Sweeney(13)	133,150	*
Christopher Young(14)	133,433	*
All directors and executive officers as a group (12 persons)(15)	23,886,519	55.3

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

The information shown is based, in part, upon disclosures filed on a Schedule 13D on July 30, 2015 by (i) TCV VII, L.P., a Cayman Islands exempted limited partnership, (ii) TCV VII (A), L.P., a Cayman Islands exempted limited partnership, (iii) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership, (iv) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership, (v) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company, (vi) Jay C. Hoag, (vii) Richard H. Kimball, (viii) John L. Drew, (ix) Jon Q. Reynolds, Jr., (x) David L. Yuan, (xi) Robert W. Trudeau, (xii) Christopher P. Marshall, (xiii) Timothy P. McAdam and (xiv) John C. Rosenberg. The number reported consists of (i) 6,176,495 shares directly held by TCV VII, L.P., (ii) 3,207,601 shares directly held by TCV VII(A), L.P. and (iii) 53,947 shares directly held by TCV Member Fund, L.P. Technology Crossover Management VII, Ltd. as a general partner of TCV Member

Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Messrs. Hoag, Kimball, Drew, Reynolds, Yuan, Trudeau, Marshall, McAdam and Rosenberg are the Class A directors of Technology Crossover Management VII, Ltd. and limited partners of Technology Crossover Management VII, L.P. and TCV Member Fund, L.P. and share voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Messrs. Hoag, Kimball, Drew, Reynolds, Yuan, Trudeau, Marshall, McAdam and Rosenberg disclaim beneficial ownership with respect to shares owned by TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P., except to the extent of their pecuniary interest in these entities. The address of the entities affiliated with Technology Crossover Ventures is 528 Ramona Street, Palo Alto, California 94301.

(2)

The information shown is based upon disclosures filed on a Schedule 13D on August 3, 2015 by (i) Bain Capital Venture Fund 2007, L.P. (“Fund 2007”), (ii) BCIP Venture Associates (“BCIP”) and (iii) BCIP Venture Associates-B (“BCIP-B”). The number reported consists of (i) 7,850,695 shares of common stock held by Fund 2007, (ii) 1,116,581 shares of common stock held by BCIP and (3) 13,955 shares of common stock held by BCIP-B. Bain Capital Venture Investors, LLC (“BCVI”) is the general partner of Bain Capital Venture Partners 2007, L.P. (“BCVP 2007”), which is the general partner of Fund 2007. BCILLC is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for Bain Capital Investors, LLC (“BCILLC”) with respect to the shares reported in the table above. Voting and investment decisions with respect to the shares of common stock held by the entities affiliated with Bain Capital Venture Partners are made by the Executive Committee of BCVI, which is comprised of Michael Krupka and J. Benjamin Nye. By virtue of these relationships, Messrs. Krupka and Nye may be deemed to share voting and dispositive power over the shares held by the entities affiliated with Bain Capital Venture Partners. The address of the entities affiliated with Bain Capital Venture Partners is 200 Clarendon Street, Boston, Massachusetts 02116.

(3)	The information shown is as of December 31, 2015 and is based upon disclosures filed on a Schedule 13G on February 16, 2016 by John Devine.

(4)

The information shown is as of December 31, 2015 and is based upon disclosures filed on a Schedule 13G on February 11, 2016 by (i) Factor Advisors, LLC and (ii) Penserra Capital Management LLC. Factor Advisors, LLC has the sole voting power over the shares and Penserra Capital Management LLC has sole dispositive power over the shares. Penserra Capital Management LLC disclaims beneficial ownership of the shares. The PureFunds ISE Cyber Security ETF, a series of the FactorShares Trust, which is managed on a discretionary basis by Factor Advisor LLC and sub-advised by Penserra Capital Management LLC, has the right or the power to direct the receipt of dividends, or the proceeds from the sale of, the shares.

(5)	Includes 1,049,989 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015.

(6)	Includes 247,941 shares of common issuable upon the exercise of options exercisable within 60 days of December 31, 2015.

(7)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015.

(8)	Includes 52,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015.

(9)

Includes 63,333 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015. Mr. McKee’s employment with us ended in March 2016 and his unvested options terminated and his vested options will terminate in June 2016 if not exercised prior to such termination.

(10)

Does not include shares of common stock held by the entities affiliated with Bain Capital Venture Partners. As of December 31, 2015, Mr. Holzman was a Managing Director of BCVI and as a result, may have been deemed to share beneficial ownership of the shares held by the entities affiliated with Bain Capital Venture Partners.

(11)	Consists of shares of common stock held by the entities affiliated with Technology Crossover Ventures described in footnote (1) above.

(12)

Consists of shares of common stock held by the entities affiliated with Bain Capital Venture Partners described in footnote (2) above. Mr. Nye is a Managing Director and member of the Executive Committee of BCVI and as a result, by virtue of the relationships described in footnote (2) above, may be deemed to share beneficial ownership of the shares held by the entities affiliated with Bain Capital Venture Partners. The address for Mr. Nye is c/o Bain Capital Venture Partners, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

(13)	Includes 13,958 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015.

(14)

Includes (i) 5,208 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2015 and (ii) 53,317 shares of common stock held by the Christopher D. Young Revocable Trust (the “Trust”), of which Christopher Young is the sole trustee. Mr. Young has sole voting and dispositive power over the shares held by the Trust.

(15)

Includes 22,253,382 shares of common stock held by all executive officers and directors as a group and 1,633,136 shares that all executive officers and directors as a group have the right to acquire from us within 60 days of December 31, 2015 pursuant to the exercise of stock options. Mr. McKee’s beneficial ownership is included in this calculation as he was an executive officer as of December 31, 2015, but his employment with us ended in March 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during the years ended December 31, 2015 and 2014 by our named executive officers, which include our principal executive officer, principal financial officer and the next two most highly compensated executive officers in 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Corey Thomas	2015	351,923	877,451	180,000	—	1,409,374
President and Chief Executive Officer	2014	250,000	—	169,500	—	419,500

Steven Gatoff Chief Financial Officer	2015	302,308	165,572	120,000	—	587,880
	2014	300,000	—	113,000	—	413,000

Richard Moseley(3)	2015	294,920	263,235	371,355(4)	51,145(5)	980,655
Senior Vice President, Global Sales	2014	253,143	226,800	328,529	32,219	840,691

Michael McKee(6) Senior Vice President, Services & Customer Success	2015	226,731	175,490	284,189(7)	—	686,410

(1)

This column reflects the full grant date fair value for options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 10, 2016.

(2)

See “—Employment Arrangements—2015 Bonus Plan” and “—Employment Arrangements—Sales Commission Plans” below for a description of the material terms of the plans pursuant to which this compensation was awarded.

(3)

Mr. Moseley’s compensation is paid in British pounds; all amounts for 2014 and 2015 have been converted to U.S. dollars based on the inverse noon buying rate of the Federal Reserve Bank of New York for the British pound on December 31, 2014 and 2015, respectively.

(4)	Consists of $53,086 paid pursuant to our 2015 bonus plan and $318,269 paid pursuant to our sales commission plan.

(5)

Consists of $14,746 related to a car allowance provided to Mr. Moseley and $36,399 in contributions to a personal pension plan for Mr. Moseley’s benefit. See “—Employment Arrangements” below for a description of the pension plan contributions provided to Mr. Moseley.

(6)	Mr. McKee’s employment with us ended in March 2016.

(7)	Consists of $48,000 paid pursuant to our 2015 bonus plan and $236,189 paid pursuant to our sales commission plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2015.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Corey Thomas	2/4/2015	41,666	158,334(3)	9.77	2/4/2025
	1/3/2013	486,806	180,814(4)	5.05	1/3/2023
	3/21/2012	485,366	—	2.17	3/21/2022
Steven Gatoff	2/4/2015	5,503	32,236(5)	9.77	2/4/2025
	3/12/2013	228,188	76,063(6)	5.05	3/12/2023
Richard Moseley	2/4/2015	4,166	15,834(7)	9.77	2/4/2025
	2/4/2015	8,333	31,667(8)	9.77	2/4/2025
	2/4/2014	35,000	25,000(9)	7.73	2/4/2024
Michael McKee	2/4/2015	8,333	31,667(10)	9.77	2/4/2025
	7/31/2013	50,000	30,000(11)	5.05	7/31/2023

(1)	All of the option awards listed in the table above were granted under our 2011 Stock Option and Grant Plan.

(2)

All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board with the assistance of a third-party valuation expert.

(3)

Option vests over a four year period in 48 equal monthly installments following February 4, 2015, subject to Mr. Thomas’ continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Thomas.

(4)

Option vests over a four year period in 48 equal monthly installments following January 3, 2013, subject to Mr. Thomas’ continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Thomas.

(5)

Option vests over a four year period in 48 equal monthly installments following May 5, 2015, subject to Mr. Gatoff’s continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Gatoff.

(6)

Option vests over a four year period as to 25% of the common stock underlying the option on December 15, 2013 and as to 75% of the common stock underlying the option in 36 equal monthly installments thereafter, subject to Mr. Gatoff’s continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Gatoff.

(7)

Option vests over a four year period as to 8 1/3% of the common stock underlying the option on June 30, 2015 and as to 91 2/3% of the option in 44 equal monthly installments thereafter beginning on July 4, 2015, subject to Mr. Moseley’s continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Moseley.

(8)

Option vests over a four year period in 48 equal monthly installments following February 4, 2015, subject to Mr. Moseley’s continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Moseley.

(9)

Option vests over a four year period as to 25% of the common stock underlying the option on August 26, 2014 and as to 75% of the common stock underlying the option in 36 equal monthly installments thereafter, subject to Mr. Moseley’s continuous service through each vesting date. See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Mr. Moseley.

(10)

Option vests over a four year period in 48 equal monthly installments following February 4, 2015, subject to Mr. McKee’s continuous service through each vesting date. Mr. McKee’s employment with us ended in March 2016 and his unvested options terminated and his vested options will terminate in June 2016 if not exercised prior to such termination.

(11)

Option vests over a four year period as to 25% of the common stock underlying the option on June 3, 2014 and as to 75% of the common stock underlying the option in 36 equal monthly installments thereafter, subject to Mr. McKee’s continuous service through each vesting date. Mr. McKee’s employment with us ended in March 2016 and his unvested options terminated and his vested options will terminate in June 2016 if not exercised prior to such termination.

On February 2, 2016, we granted Messrs. Thomas, Gatoff, Moseley and McKee options to purchase 200,000, 80,000, 50,000 and 40,000 shares of our common stock, respectively, at an exercise price of $12.98 per share and restricted stock units for 95,000, 40,000, 25,000 and 20,000 shares of our common stock, respectively.

Pension Benefits

Except for Mr. Moseley, none of our named executive officers participate, or have an account balance, in any qualified or non-qualified defined benefit plans sponsored by us. See “—Employment Arrangements” for a description of the pension benefits that we provide to Mr. Moseley.

Employment Arrangements

Below are written descriptions of our employment agreements or offer letters, as applicable, with each of our named executive officers other than Mr. McKee who departed in March 2016. Each of our named executive officers, other than Mr. McKee, is an at-will employee.

Corey Thomas. We entered into an employment agreement with Mr. Thomas in January 2013 setting forth the terms of his employment and subsequently modified certain of the provisions in his agreement related to accelerated vesting of equity awards in April 2016. Mr. Thomas was entitled to an initial annual base salary of $250,000, which has been subsequently increased, most recently in February 2015, to $350,000. Pursuant to the terms of his agreement, Mr. Thomas was granted a stock option to purchase 667,620 shares of our common stock in January 2013 that is subject to vesting in equal monthly installments over 48 months following January 3, 2013, subject to Mr. Thomas’ continued service. Mr. Thomas is also eligible to receive annual performance bonuses pursuant to our bonus plans described below, with a target bonus of $500,000 for 2016. Mr. Thomas’ employment agreement, as amended, also provides for certain severance and change in control-related benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Steven Gatoff. We entered into an offer letter agreement with Mr. Gatoff in December 2012 setting forth the terms of his employment and subsequently modified certain of the provisions in his agreement related to accelerated vesting of equity awards in April 2016. Mr. Gatoff’s annual base salary is $300,000. Pursuant to the terms of his agreement, Mr. Gatoff was granted a stock option to purchase 304,251 shares of our common stock in March 2013 that is subject to vesting as to 25% of the underlying shares on December 15, 2013 and as to the remaining underlying shares in equal monthly installments over 36 months thereafter, subject to Mr. Gatoff’s continued service. Mr. Gatoff is also eligible to receive annual performance bonuses pursuant to our bonus plans described below, with a target bonus of $200,000 for 2016. Mr. Gatoff’s offer letter agreement, as amended, also provides for certain severance and change of control-related benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Richard Moseley. Through our United Kingdom subsidiary, we entered into an offer letter agreement with Mr. Moseley in June 2013 setting forth the terms of his employment. Mr. Moseley was entitled to an initial annual base salary of £150,000, which has been subsequently increased, most recently in October 2014, to £200,000. Pursuant to the agreement, Mr. Moseley was granted a stock option to purchase 60,000 shares of our common stock in February 2014 that is subject to vesting as to 25% of the underlying shares on August 26, 2014 and as to the remaining underlying shares in equal monthly installments over 36 months thereafter, subject to Mr. Moseley’s continued service. Further, Mr. Moseley’s offer letter agreement provides that we will contribute an amount equal to 8% of his base salary to a personal pension plan for his benefit. Mr. Moseley is also eligible to participate in our sales commission plans and bonus plans, with a target aggregate commission and bonus of £152,000 and £38,000, respectively, for 2016. Mr. Moseley’s offer letter agreement also provides for certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

2015 Bonus Plan

Messrs. Thomas, Gatoff, McKee and Moseley, as well as each of our other executive officers were eligible to participate in the Rapid7, Inc. 2015 Bonus Plan (the “2015 Bonus Plan”). The 2015 Bonus Plan was designed to motivate and reward executives for the attainment of company-wide performance goals. The annual cash targets for Messrs. Thomas, Gatoff, McKee and Moseley were set at $150,000, $100,000, $40,000 and £30,000, respectively, 100% of which was subject to our achievement of certain revenue targets.

The Compensation Committee determined that the 2015 revenue target was achieved as of December 31, 2015. The cash payments under the 2015 Bonus Plan were made at 120% of target in February 2016. Messrs. Thomas, Gatoff and McKee received bonuses of $180,000, $120,000 and $48,000, respectively, pursuant to the 2015 Bonus Plan. Mr. Moseley received bonuses of $53,086 paid pursuant to our 2015 Bonus Plan and also received additional compensation paid pursuant to our sales commission plan, as noted below.

2016 Bonus Plan

On March 9, 2016, the Compensation Committee approved the adoption of the Rapid7, Inc. 2016 Executive Bonus Plan (the “2016 Bonus Plan”) for our executive officers and other designated members of our management team. The 2016 Bonus Plan is designed to award cash incentive payments for performance in 2016 to participants based on our achievement of certain company-wide performance goals.

Each participant in the 2016 Bonus Plan has been assigned an annual cash target by the Compensation Committee. The annual cash target for Messrs. Thomas and Gatoff were set at $500,000 and $200,000, respectively. 100% of the target bonus is subject to our achievement of a certain revenue target, up to a maximum of 120%, and provided we also achieve no more than a maximum target for non-GAAP operating loss.

Mr. Moseley is a participant in our sales commission plan as well as the 2016 Bonus Plan. The annual cash target for Mr. Moseley has been set at £190,000, 80% of which is subject to his achievement of certain sales commission targets under his sales commission plan for 2016 and 20% of which is subject to our achievement of certain revenue target and provided we also achieve no more than a maximum target for non-GAAP operating loss under the 2016 Bonus Plan.

Sales Commission Plans

We establish sales commission plans for certain of our employees and executive officers to encourage and reward contributions to our long-term revenue growth.

In 2015, Messrs. Moseley and McKee were eligible to receive compensation under sales commission plans. The target commissions for Messrs. Moseley and McKee were set at £120,000 and $160,000, respectively. Messrs. Moseley and McKee received commissions of £215,834 and $236,189, respectively, pursuant to sales commission plans for 2015.

Mr. Moseley is eligible to receive compensation under his sales compensation plan in 2016. His target commission is set at £152,000.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service with us, including salary.

Corey Thomas. Pursuant to his employment agreement, as amended, if Mr. Thomas’ employment with us ends due to his resignation for “good reason,” his termination by us other than for “cause” and other than as a result of his death or disability, he will be entitled to (1) continued payment of his base salary for nine months following his termination, (2) payment of premiums for continued health benefits under COBRA for up to nine months and (3) a pro-rated portion of his target performance bonus for the year in which the termination occurs. In addition, (a) if Mr. Thomas’ employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” all of the equity awards then held by Mr. Thomas will vest as to one half of the then-unvested underlying shares of common stock and (b) if Mr. Thomas’ employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 24 months following a change of control of our Company, all of the equity awards then held by Mr. Thomas will vest as to all then-unvested underlying shares of common stock. Mr. Thomas’ benefits are conditioned, among other things, on his complying with his post-termination obligations set forth in his employment agreement and signing a general release of claims in our favor. In addition, in the event that any relevant equity award held by Mr. Thomas is not assumed or continued by our Company’s successor in a change in control, then all of the then unvested portion of such grant(s) shall vest upon the closing of such change in control transaction.

Steven Gatoff. Pursuant to his offer letter agreement, as amended, if Mr. Gatoff’s employment with us ends due to his resignation for “good reason,” his termination by us other than for “cause” and other than as a result of his death or disability, he will be entitled to (1) continued payment of his base salary for nine months following his termination and (2) payment of premiums for continued health benefits under COBRA for up to nine months. In addition, (a) if our Company undergoes a change of control and Mr. Gatoff is employed by us immediately prior to the consummation of such change of control, all equity awards then held by Mr. Gatoff will vest as to one half of the then-unvested underlying shares of common stock and (b) if Mr. Gatoff’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 24 months following a change of control of our Company, all of the equity awards then held by Mr. Gatoff will vest as to all then-unvested underlying shares of common stock. Mr. Gatoff’s benefits are conditioned, among other things, on his complying with his post-termination obligations set forth in his offer letter agreement, signing a general release of claims in our favor and resigning from all positions that he holds with us. In addition, in the event that any relevant option or restricted stock unit grant held by Mr. Gatoff is not assumed or continued by our Company’s successor in a change in control, then all of the then unvested portion of such grant(s) shall vest upon the closing of such change in control transaction.

Richard Moseley. Pursuant to his offer letter agreement, Mr. Moseley is entitled to receive notice of termination of his employment equal to one month, plus an additional one week of notice for each year of employment with us in excess of four years, up to a maximum of 12 weeks’ notice; provided, that in lieu of providing Mr. Moseley with such notice, we may terminate his employment immediately at any time and pay Mr. Moseley the amounts that we would owe to him during the notice period. If Mr. Moseley’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 3 months prior to or 12 months following a change of control of our Company, Mr. Moseley’s stock options and restricted stock units will vest as to 25% of the then-unvested underlying shares of common stock. Mr. Moseley’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his offer letter agreement, signing a general release of claims in our favor and resigning from all positions that he holds with us. In addition, in the event that any relevant equity award held by Mr. Moseley is not assumed or continued by our Company’s successor in a change in control, then 25% of the then unvested portion of such grant(s) shall vest upon the closing of such change in control transaction.

401(k) Plan

We maintain a defined contribution retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Director Compensation

The following table sets forth information regarding the compensation earned for service on our Board during the year ended December 31, 2015 by our directors who were not also our employees. Corey Thomas, our President and Chief Executive Officer, is also a member of our Board, but does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Michael Berry	21,633	47,411(3)	—	69,044
Benjamin Holzman	17,260	—	—	17,260
Alan Matthews	14,345	—	15,503(4)	29,848
Timothy McAdam	16,110	—	—	16,110
J. Benjamin Nye	19,332	—	—	19,332
John Sweeney	18,814	47,411(3)	—	66,225
Christopher Young	17,260	47,411(3)	—	64,671

(1)

This column reflects the full grant date fair value for options granted during the year as measured pursuant to Accounting Standards Codification Topic 718 as stock-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 10, 2016.

(2)	The table below shows the aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2015:

Name	Option Awards (#)
Michael Berry	90,000
Benjamin Holzman	—
Alan Matthews	—
Timothy McAdam	—
J. Benjamin Nye	—
John Sweeney	30,000
Christopher Young	21,250

(3)

Represents the grant date fair value associated with an option to purchase 10,000 shares of our common stock at an exercise price of $10.88 per share. The option vests (1) over a four year period in 48 equal monthly installments each month following May 5, 2015 and (2) in full upon the closing of a change in control transaction, subject to the recipient’s continuous service with us through the vesting date.

(4)	Reflects the amount that we paid for medical benefits for Mr. Matthews and his former spouse.

Non-Employee Director Compensation Policy

Our Board has adopted a director compensation policy for non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director, receives an annual board service retainer of $30,000. The chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive additional annual committee chair service retainers of $17,000, $12,000 and $7,500, respectively. Other members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive additional annual cash retainers of $7,500, $5,000 and $3,375, respectively. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, pro-rated for any partial quarters of service. We will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meeting of the Board or any committee of the Board.

In addition to cash compensation, each non-employee director is eligible to receive the nonqualified stock options and/or restricted stock unit awards described below under the Rapid7, Inc. 2015 Equity Incentive Plan, as amended (the “2015 Equity Incentive Plan”). Each non-employee director who is first elected to our Board effective as of or following the effective date of this policy will receive an initial one-time grant of: (i) a non-qualified stock option having an aggregate grant date fair value of $200,000 determined based upon a Black-Scholes option pricing model in accordance with FASB ASC Topic 718 and having an exercise price equal to the fair market value of our common stock on such grant date and (ii) restricted stock units having an aggregate grant date fair value of $200,000, each of which will vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant, provided that the applicable non-employee director is, as of such vesting date, then a director of our Company. In addition, commencing on the next annual meeting of our stockholders, each continuing non-employee director as of the date of the annual meeting will receive an annual grant of: (i) a non-qualified stock option having an aggregate grant date fair value of $100,000 determined based upon a Black-Scholes option pricing model in accordance with FASB ASC Topic 718 and having an exercise price equal to the fair market value of the Company’s common stock on such grant date and (ii) restricted stock units having an aggregate grant date fair value of $100,000, each of which will vest in full on the earlier of the first anniversary of such grant date or the date of the next annual stockholders’ meeting, provided that the applicable non-employee director is, as of such vesting date, then a director of our Company. All stock options granted under this policy are nonstatutory stock options, with an exercise price per share equal to 100% of the fair market value of the underlying common stock on the date of grant, and a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service. Any options or restricted stock units awards granted to a non-employee director pursuant to this policy that are subject to vesting will become fully vested upon a change in control as long as such director is providing continuous service as of the date of such change in control. All equity awards under this policy will also be subject to the limitations on compensation payable to non-employee directors set forth in the 2015 Equity Incentive Plan.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)
2011 Stock Option and Grant Plan	3,931,635	$5.87	—(2)
2015 Equity Incentive Plan	94,256(3)	$20.87	1,115,078(4)
2015 Employee Stock Purchase Plan	—(5)	—	800,000(6)
Equity compensation plans not approved by security holders(7)	—	—	727,691
Total	4,025,891	$6.22	2,642,769

(1)

Does not include outstanding options to acquire 220,634 shares of our common stock, at a weighted-average exercise price of $1.65 per share that were granted under the RevelOps, Inc. 2014 Stock Incentive Plan (the “RevelOps Plan”), and that were assumed by us on October 13, 2015 pursuant to an Agreement and Plan of Merger and Reorganization by and among us, Rapid7 LLC, Linda Merger Sub, Inc., RevelOps, Inc. and the Securityholders’ Agent, dated as of October 9, 2015, in connection with the acquisition of RevelOps, Inc. (d/b/a Logentries). No further awards will be granted under the RevelOps Plan.

(2)	No further grants were made under the 2011 Stock Option and Grant Plan after the completion of our initial public offering on July 22, 2015.

(3)

Does not include purchase rights accruing under the 2015 Equity Incentive Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the applicable purchase period.

(4)

The number of shares of common stock reserved for issuance under the 2015 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2015 Equity Incentive Plan, an additional 1,661,616 shares were added to the number of available shares effective January 1, 2016.

(5)

Does not include purchase rights accruing under the 2015 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the applicable purchase period.

(6)

The number of shares of common stock reserved for issuance under the 2015 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 1,000,000 shares of our common stock or (iii) a lesser number of shares determined by our Board. Pursuant to the terms of the 2015 Employee Stock Purchase Plan, an additional 415,404 shares were added to the number of available shares effective January 1, 2016.

(7)

On October 8, 2015, our Compensation Committee adopted amendments to the 2015 Equity Incentive Plan to provide for the issuance of up to 1,500,000 shares of our common stock as “inducement awards” in accordance with Rule 5635(c)(4) of the NASDAQ Listing Rules, which we refer to as the “Inducement Award Subplan.” The Inducement Award Subplan was adopted without stockholder approval in reliance on the exception for “inducement awards” provided by Rule 5635(c)(4) of the NASDAQ Listing Rules.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Prior to our initial public offering, we did not have a formal policy regarding approval of transactions with related parties. In connection with our initial public offering, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.

For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In considering related-person transactions, the Audit Committee, or other independent board of our Board, takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the availability of other sources for comparable services or products and (d) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Except as described below, there have been no transactions since January 1, 2015 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Concurrent Private Placement

On July 22, 2015, entities affiliated with Technology Crossover Ventures purchased 312,500 shares of our common stock in a separate private placement concurrent with the completion of our initial public offering at a price per share equal to the initial offering price. Entities affiliated with Technology Crossover Ventures are holders of more than 5% of our capital stock and Timothy McAdam, a member of our Board, is affiliated with such entities.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers.

Investors’ Rights Agreement

We are a party to an investors’ rights agreement with each of our executive officers, other than Mr. Weiner, and with certain holders of more than 5% of our common stock, including entities affiliated with Bain Capital Venture Partners, entities affiliated with Technology Crossover Ventures and Alan Matthews. Of our directors who are not otherwise holders of more than 5% of our common stock or our executive officers, no such individuals are parties to our investors’ rights agreement. The investors’ rights agreement, among other things, grants these stockholders specified registration rights with respect to shares of our common stock held by them.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Rapid7, Inc., Attn: Secretary, 100 Summer Street, Boston, Massachusetts 02110 or call us at 1-617-247-1717. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Peter Kaes

Corporate Secretary

April 25, 2016

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Rapid7, Inc., Attn: Secretary, 100 Summer Street, Boston, Massachusetts, 02110.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on June 13, 2016.

Vote by Internet • Go to www.envisionreports.com/RPD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposal 2.

1.   Election of Directors: to hold office until the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

+
	For	Withhold		For	Withhold		For	Withhold
01 - Corey Thomas	☐	☐	02 - Timothy McAdam	☐	☐	03 - J. Benjamin Nye	☐	☐

	For	Against	Abstain

2. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3. To conduct any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Rapid7, Inc.

2016 Annual Meeting of Stockholders on June 13, 2016

This Proxy is Solicited on Behalf of the Board of Directors of Rapid7, Inc.

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders of Rapid7, Inc. and hereby appoint(s) Alan Matthews and Steven Gatoff, or any of them, as proxies of the undersigned each with the full power of substitution, and hereby authorizes them, or any of them, to represent and vote all of the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2016 Annual Meeting of Stockholders of Rapid7, Inc. to be held at 10:00 a.m. Eastern Time on June 13, 2016 at the offices of Cooley LLP, located at 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116, and any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXYHOLDERS WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

(Items to be voted appear on reverse side.)